Exhibit 21.1

Rubicon Technologies, Inc.

Subsidiaries of the Company

Name of Subsidiary	State (or other jurisdiction of incorporation)
Rubicon Worldwide LLC	Illinois

Rubicon Sapphire Technology (Malaysia) SDN BHD	Malaysia